As filed with the Securities and Exchange Commission on March 9, 2021

    Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Adient plc (Exact name of registrant as specified in its charter)
Ireland (State or other jurisdiction of incorporation or organization)	98-1328821 (I.R.S. Employer Identification No.)

25-28 North Wall Quay, IFSC Dublin 1, Ireland (Address of principal executive offices)

Adient plc 2021 Omnibus Incentive Plan (Full title of the plan)

Heather M. Tiltmann
Senior Vice President, General Counsel and Secretary
Adient plc
49200 Halyard Drive
Plymouth, Michigan 48170
(734) 254-5000
(Name, address and telephone number, including
area code, of agent for service)
Copy to: Jessica S. Lochmann Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 297-5817

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, par value $0.001 per share	1,600,000 shares	$37.15	$59,432,000	$6,485

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, in the event of a stock split, stock dividend, or similar transaction involving the ordinary shares, par value $0.001 (“Ordinary Shares”) of Adient plc, in order to prevent dilution, the number of Ordinary Shares registered shall be automatically increased to cover additional Ordinary Shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange on March 3, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Adient plc 2021 Omnibus Incentive Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 promulgated under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Adient plc (“Adient”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Adient will furnish to the Commission or its staff a copy of any or all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.
The following documents previously filed with the Commission by Adient pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated herein by reference:
(a)    Adient’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.
(b)    Adient’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020.
(c)    The description of Adient’s share capital contained in the Information Statement filed as Exhibit 99.1 to Adient’s Registration Statement on Form 10 (File No. 001-37757) filed with the Commission on April 27, 2016, as amended by Amendment No. 1 filed on June 27, 2016, Amendment No. 2 filed on July 28, 2016, Amendment No. 3 filed on August 16, 2016, Amendment No. 4 filed on September 20, 2016, and Amendment No. 5 filed on September 26, 2016, and declared effective by the Commission on September 29, 2016, including any amendment or Current Report on Form 8-K filed for the purpose of updating such description.
All documents that Adient subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), and prior to such time as Adient files a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed amendment hereto or document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.
Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Not applicable.
Item 6.     Indemnification of Directors and Officers.
Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

The Irish Companies Act only permits a company to pay the costs or discharge the liability of a director or the Secretary where judgment is given in his/her favor in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or Secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of Adient. Any obligation of an Irish company which purports to indemnify a director or secretary of an Irish company over and above this will be void under Irish law, whether contained in its articles of association or any contract between the director and the company.

The directors of Adient may on a case-by-case basis decide at their discretion that it is in the best interests of Adient to indemnify an individual director from any liability arising from his or her position as a director of Adient. However, this discretion must be exercised bona fide in the best interests of Adient as a whole.

Irish companies may take out directors’ and officers’ liability insurance, as well as other types of insurance, for their directors and officers.

In connection with the distribution of the Ordinary Shares to the shareholders of Johnson Controls International plc, an Irish public limited company, Adient and one of its subsidiaries has entered or will enter into indemnification agreements with each of its directors and its officers that provide for indemnification and expense advancement (except in cases where Adient or any of its subsidiaries is proceeding against the indemnitee) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.

The limitation of liability and indemnification provisions described above may discourage shareholders from bringing a lawsuit against directors for breaches of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against Adient’s directors and officers, even though such an action, if successful, might otherwise benefit Adient and its shareholders. However, these provisions will not limit or eliminate Adient’s rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be materially adversely affected to the extent that, in a class action or direct suit, Adient pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Adient director, officer or employee for which indemnification is being sought.

Item 7.     Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.

Exhibit Number	Description
(4.1)
Memorandum of Association and Amended and Restated Articles of Association of Adient plc (incorporated by reference to Exhibit 3.1 to Adient’s Current Report on Form 8-K filed November 1, 2016 (File No. 001-37757)).

(4.2)	Adient plc 2021 Omnibus Incentive Plan (incorporated by reference to Annex A of Adient’s Definitive Proxy Statement on Schedule 14A filed on January 26, 2021 (File No. 001-37757)).
(5)	Opinion of A&L Goodbody.
(23.1)	Consent of PricewaterhouseCoopers LLP.
(23.2)	Consent of A&L Goodbody (contained in Exhibit 5 hereto).
(24)	Power of Attorney (included on the signature page hereto).

Item 9. Undertakings.
(a)    Adient hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Adient pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    Adient hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Adient’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Adient pursuant to the foregoing provisions, or otherwise, Adient has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Adient of expenses incurred or paid by a director, officer or controlling person of Adient in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Adient will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Michigan, as of March 9, 2021.

ADIENT PLC

By:	/s/ Douglas G. Del Grosso
Douglas G. Del Grosso
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and as of March 9, 2021. Each person whose signature appears below constitutes and appoints Heather M. Tiltmann and Jeffrey M. Stafeil, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign his or her name as a director of Adient plc to any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Douglas G. Del Grosso Douglas G. Del Grosso	President and Chief Executive Officer and a Director (Principal Executive Officer)

/s/ Jeffrey M. Stafeil Jeffrey M. Stafeil	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Gregory S. Smith Gregory S. Smith	Vice President and Chief Accounting Officer (Principal Accounting Officer)

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Signature	Title

/s/ Julie L. Bushman Julie L. Bushman	Director

/s/ Peter H. Carlin Peter H. Carlin	Director

/s/ Raymond L. Conner Raymond L. Conner	Director

/s/ Richard Goodman Richard Goodman	Director

/s/ José M. Gutiérrez José M. Gutiérrez	Director

/s/ Frederick A. Henderson Frederick A. Henderson	Non-Executive Chairman and Director

/s/ Barb J. Samardzich Barb J. Samardzich	Director

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